Exhibit 99

RPC, Inc. Reports Third Quarter 2020 Financial Results

ATLANTA, October 28, 2020 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the third quarter ended September 30, 2020. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended September 30, 2020, revenues were $116.6 million, a decrease of 60.2 percent compared with $293.2 million in the third quarter of 2019. Operating loss for the third quarter of 2020 was $31.8 million compared to an operating loss of $92.6 million in the same period of the prior year. Adjusted operating loss for the third quarter of 2019 was $21.0 million.1 Net loss for the third quarter of 2020 was $16.4 million, or $0.08 loss per share, compared to a net loss of $69.2 million, or $0.33 loss per share, in the third quarter of 2019. Adjusted net loss for the third quarter of 2020 was $20.0 million, or $0.09 adjusted loss per share, compared to an adjusted net loss of $18.0 million, or $0.08 adjusted loss per share, in the third quarter of 2019.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the third quarter of 2020 was negative $12.3 million, compared to EBITDA of negative $48.9 million in the same period of the prior year.3 Adjusted EBITDA for the third quarter of 2019 was $22.8 million.3

For the nine months ended September 30, 2020, revenues decreased to $449.7 million compared to $986.4 million last year. Net loss for the nine-month period was $202.0 million, or $0.95 loss per share, compared to a net loss of $63.7 million, or $0.30 loss per share in the same period last year. Adjusted net loss for the nine months ended September 30, 2020 was $51.2 million, or $0.24 loss per share, compared to an adjusted net loss for the nine months ended September 30, 2019 of $12.5 million, or $0.06 adjusted loss per share. 2

Cost of revenues during the third quarter of 2020 was $100.9 million, or 86.5 percent of revenues, compared to $225.2 million, or 76.8 percent of revenues, during the third quarter of 2019. Cost of revenues declined primarily due to decreases in expenses consistent with lower activity levels and RPC’s cost reduction initiatives. Cost of revenues as a percentage of revenues increased primarily due to lower pricing for our services.

Selling, general and administrative expenses were $32.4 million in the third quarter of 2020 compared to $42.6 million in the third quarter of 2019. These expenses decreased due to lower employment costs, primarily the result of cost reduction initiatives during previous quarters. These decreases were partially offset by $3.3 million of accelerated amortization of restricted stock related to the passing of R. Randall Rollins, RPC’s Chairman. Depreciation and amortization decreased to $18.7 million in the third quarter of 2020 compared to $44.7 million in the third quarter of the prior year. Depreciation and amortization declined significantly primarily due to asset impairment charges recorded in previous quarters which decreased RPC’s depreciable property, plant and equipment, as well as lower capital expenditures.

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measures, are disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measures, are disclosed in Appendix C to this press release.

Third Quarter 2020 Earnings Release

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended September 30, 2020 increased by $27.3 million, or 30.6 percent, compared with the prior quarter, due to activity increases in several of our larger completion-related service lines. Cost of revenues during the third quarter of 2020 increased by $20.8 million, or 26.0 percent, due to expenses which increase with higher activity levels, such as materials and supplies and maintenance expenses. As a percentage of revenues, cost of revenues decreased from 89.6 percent in the second quarter of 2020 to 86.5 percent in the third quarter due to more efficient labor utilization and the leverage of higher revenues over direct costs which are relatively fixed during the short term. RPC’s operating loss in the third quarter of 2020 was $31.8 million, compared with an operating loss of $37.5 million in the second quarter. RPC’s adjusted operating loss for the second quarter of 2020 was $35.9 million.1 EBITDA for the third quarter of 2020 was negative $12.3 million compared to adjusted EBITDA of negative $17.8 million in the second quarter. 3

The average U.S. domestic rig count during the third quarter of 2020 was 254, a 72.4 percent decrease compared to the same period in 2019, and a 35.2 percent decrease compared to the second quarter of 2020. The average price of oil during the third quarter was $40.83 per barrel, a 27.6 percent decrease compared to the same period in 2019, but a 49.5 percent increase compared to the second quarter of 2020. The average price of natural gas during the third quarter was $2.00 per Mcf, a 16.0 percent decrease compared to the same period in 2019, but a 17.0 percent increase compared to the second quarter of 2020.

Management Commentary

“We are pleased U.S. oilfield activity has improved in recent months from the historic lows recorded in the second quarter,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “RPC capitalized on the increased activity with equipment and crews that were in place and prepared to work. Our operating losses narrowed due to higher revenue, increased utilization, and continued diligent expense management.

“However, even with the industry improvement experienced during the quarter, current activity and pricing are inadequate to generate sustainable financial returns. Until the oilfield market improves sufficiently, we will continue to focus on expense management and limit capital investment. At the end of the third quarter, RPC’s cash balance of $145.6 million was relatively unchanged from the end of the second quarter and we remained debt free. This financial strength allows us to focus our attention on operations in this difficult environment.

“As we announced in August, R. Randall Rollins, our Chairman of the Board, passed away following a short illness. He held management and Board positions at RPC and its predecessor entities for almost 50 years, and we will miss his stewardship. Gary W. Rollins, a long-standing director, has assumed the role of Non-Executive Chairman, and we have added two independent directors to our Board,” concluded Hubbell.

Third Quarter 2020 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes downhole tools and services, pressure pumping, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues decreased by 60.2 percent compared to the same period of the prior year due to significantly lower activity and pricing. On a sequential basis, Technical Services revenues grew by 35.7 percent compared to the prior quarter due to increased activity levels in several service lines as a result of higher completion activity. Support Services revenues decreased by 61.0 percent during the quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues decreased by 16.6 percent compared to the prior quarter due to lower drilling activity during the quarter. Technical Services generated a narrower operating loss during the third quarter of 2020 compared to the prior quarter. Support Services generated a larger operating loss in the third quarter of 2020 than the prior quarter due to revenue declines.

(in thousands)	Three Months Ended			Nine Months Ended September 30,
	September 30,	June 30,	September 30,
	2020	2020	2019	2020	2019

Revenues:
Technical Services	$109,278	$80,532	$274,483	$417,511	$926,596
Support Services	7,310	8,768	18,757	32,154	59,816
Total revenues	$116,588	$89,300	$293,240	$449,665	$986,412
Operating (loss) profit:
Technical Services	$(24,941)	$(34,100)	$(18,174)	$(71,248)	$(15,782)
Support Services	(3,840)	(1,846)	1,632	(4,139)	8,787
Corporate expenses	(6,534)	(3,139)	(2,720)	(13,003)	(10,678)
Impairment and other charges *	-	(1,639)	(71,650)	(207,175)	(71,650)
Gain (loss) on disposition of assets, net	3,563	3,194	(1,727)	7,576	2,910
Total operating loss	$(31,752)	$(37,530)	$(92,639)	$(287,989)	$(86,413)
Interest expense	(73)	(71)	(8)	(257)	(261)
Interest income	29	68	182	431	1,576
Other income (expense), net	769	(1,481)	(937)	(1,020)	(545)

Loss before income taxes	$(31,027)	$(39,014)	$(93,402)	$(288,835)	$(85,643)

* June 2020 represents $1,098 related to Technical Services and $541 related to Corporate expenses.

September 2019 represents $69,640 related to Technical Services and $2,010 related to Corporate expenses.

Third Quarter 2020 Earnings Release

RPC, Inc. will hold a conference call today, October 28, 2020 at 9:00 a.m. ET to discuss the results for the second quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 5646007. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including the statement that we believe that recent activity improvements are not sufficient to generate sustainable financial returns. Such risks include changes in general global business and economic conditions, including the decline in prices of oil and natural gas; the combined impact of the OPEC disputes and the COVID-19 pandemic on our operations; credit risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations if we are unable to comply with regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the potentially high cost of capital required to fund our capital needs; the impact of the level of unconventional exploration and production activities may cease or change in nature so as to reduce demand for our services; the actions of the OPEC cartel; the ultimate impact of current and potential political unrest and armed conflict in the oil production regions of the world, which could impact drilling activity; adverse weather conditions in oil and gas producing regions, including the Gulf of Mexico; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and our reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2019 and Form 10-Q for the quarter ended June 30, 2020 filed with the Securities and Exchange Commission.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Third Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	2020	2019
REVENUES	$116,588	$89,300	$293,240	$449,665	$986,412
COSTS AND EXPENSES:
Cost of revenues	100,872	80,037	225,230	362,853	742,713
Selling, general and administrative expenses	32,376	28,775	42,571	97,681	131,285
Impairment and other charges	-	1,639	71,650	207,175	71,650
Depreciation and amortization	18,655	19,573	44,701	77,521	130,087
(Gain) loss on disposition of assets, net	(3,563)	(3,194)	1,727	(7,576)	(2,910)
Operating loss	(31,752)	(37,530)	(92,639)	(287,989)	(86,413)
Interest expense	(73)	(71)	(8)	(257)	(261)
Interest income	29	68	182	431	1,576
Other income (expense), net	769	(1,481)	(937)	(1,020)	(545)
Loss before income taxes	(31,027)	(39,014)	(93,402)	(288,835)	(85,643)
Income tax benefit	(14,590)	(13,921)	(24,221)	(86,882)	(21,894)
NET LOSS	$(16,437)	$(25,093)	$(69,181)	$(201,953)	$(63,749)

LOSS PER SHARE
Basic	$(0.08)	$(0.12)	$(0.33)	$(0.95)	$(0.30)
Diluted	$(0.08)	$(0.12)	$(0.33)	$(0.95)	$(0.30)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	212,544	212,403	212,025	212,391	212,285
Diluted	212,544	212,403	212,025	212,391	212,285

Third Quarter 2020 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At September 30, (Unaudited)	(In thousands)
	2020	2019
ASSETS
Cash and cash equivalents	$145,619	$49,523
Accounts receivable, net	123,157	288,563
Inventories	84,566	107,028
Income taxes receivable	64,308	20,771
Prepaid expenses	4,149	6,531
Assets held for sale	5,385	5,385
Other current assets	3,144	3,310
Total current assets	430,328	481,111
Property, plant and equipment, net	275,124	528,925
Operating lease right-of-use assets	28,269	35,556
Goodwill	32,150	32,150
Other assets	35,006	32,121
Total assets	$800,877	$1,109,863

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$46,713	$82,813
Accrued payroll and related expenses	17,915	24,022
Accrued insurance expenses	6,955	6,489
Accrued state, local and other taxes	5,607	7,368
Income taxes payable	2,967	849
Current portion of operating lease liabilities	9,574	11,066
Other accrued expenses	3,531	3,613
Total current liabilities	93,262	136,220
Long-term accrued insurance expenses	14,177	13,543
Long-term pension liabilities	31,619	33,575
Long-term operating lease liabilities	22,429	30,165
Other long-term liabilities	49	2,505
Deferred income taxes	1,786	38,680
Total liabilities	163,322	254,688
Common stock	21,507	21,450
Capital in excess of par value	-	-
Retained earnings	638,590	854,170
Accumulated other comprehensive loss	(22,542)	(20,445)
Total stockholders' equity	637,555	855,175
Total liabilities and stockholders' equity	$800,877	$1,109,863

Third Quarter 2020 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Loss to Adjusted Operating Loss, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Reconciliation of Operating Loss to Adjusted Operating Loss

Operating Loss	$(31,752)	$(37,530)	$(92,639)	$(287,989)	$(86,413)
Add:
Impairment and other charges	-	1,639	71,650	207,175	71,650
Adjusted Operating Loss	$(31,752)	$(35,891)	$(20,989)	$(80,814)	$(14,763)

Third Quarter 2020 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to Adjusted Net Loss and the Reconciliation of Loss Per Share to Adjusted Loss Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Reconciliation of Net Loss to Adjusted Net Loss

Net Loss	$(16,437)	$(25,093)	$(69,181)	$(201,953)	$(63,749)
Add:
Discrete tax adjustments	(3,564)	2,061	(6,744)	21,303	(6,744)
Impairment and other charges, net of tax	-	770	57,947	129,412	57,947
Total Impact of Discrete tax adjustments
and Impairment and other charges	(3,564)	2,831	51,203	150,715	51,203
Adjusted Net Loss	$(20,001)	$(22,262)	$(17,978)	$(51,238)	$(12,546)

Reconciliation of Loss Per Share to Adjusted Loss Per Share

Loss Per Share	$(0.08)	$(0.12)	$(0.33)	$(0.95)	$(0.30)
Total Impact of Discrete tax adjustments
and Impairment and other charges	$(0.02)	$0.01	$0.24	$0.71	$0.24

Adjusted Loss Per Share	$(0.09)	$(0.10)	$(0.08)	$(0.24)	$(0.06)

Weighted Average Shares Outstanding	212,544	212,403	212,025	212,391	212,285

Third Quarter 2020 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019

Reconciliation of Net Loss to EBITDA and Adjusted EBITDA
Net Loss	$(16,437)	$(25,093)	$(69,181)	$(201,953)	$(63,749)
Add:
Income tax benefit	(14,590)	(13,921)	(24,221)	(86,882)	(21,894)
Interest expense	73	71	8	257	261
Depreciation and amortization	18,655	19,573	44,701	77,521	130,087
Less:
Interest income	29	68	182	431	1,576
EBITDA	$(12,328)	$(19,438)	$(48,875)	$(211,488)	$43,129
Add:
Impairment and other charges	-	1,639	71,650	207,175	71,650
Adjusted EBITDA	$(12,328)	$(17,799)	$22,775	$(4,313)	$114,779